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Exhibit 1

AMENDMENT TO RIGHTS AGREEMENT

    This Amendment to the Amended and Restated Rights Agreement dated December 6, 2000 ("Amendment") hereby amends the Amended and Restated Rights Agreement ("Agreement"), dated as of March 13, 2000 between Musicland Stores Corporation, a Delaware corporation (the "Company"), and Wells Fargo Bank Minnesota, N.A., formerly known as Norwest Bank Minnesota, National Association (the "Rights Agent").

    Pursuant to Section 27 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below:

    The Agreement is hereby amended as follows:

  1.
  Section 1 shall be amended by inserting the following as paragraph at the end of the definition of Acquiring Person:

    "None of Best Buy Co., Inc. ("Parent"), EN Acquisition Corp. ("Merger Sub") or their respective subsidiaries, Affiliates or Associates shall be an Acquiring Person pursuant to this Agreement solely by virtue of their acquisition, or their right to acquire, beneficial ownership of shares of the Company as a result of their execution of and actions pursuant to the Agreement and Plan of Merger dated as of December 6, 2000, among Parent, Merger Sub and the Company (the "Merger Agreement"), the top-up option agreement of even date herewith between the Company and Merger Sub (the "Top-Up Option Agreement') and the stockholder support agreement of even date herewith between Parent, Merger Sub and certain stockholders (the "Stockholder Agreement") or the consummation of the Offer (as defined in the Merger Agreement) or the Merger (as defined by the Merger Agreement) or the consummation of any other transaction contemplated by the Merger Agreement, the Top-Up Option Agreement or the Stockholder Agreement."

  2.
  Section 1 shall be amended by restating in its entirety the definition of "Distribution Date":

    "Distribution Date" shall have the meaning set forth in Section 3 hereof; provided however that notwithstanding any provision to the contrary in this Agreement, a Distribution Date shall not occur solely by reason of the execution of the Merger Agreement, the Top-Up Option Agreement or the Stockholder Agreement, the consummation of the Offer or the Merger, or the consummation of any other transaction contemplated by the Merger Agreement, the Top-Up Option Agreement or the Stockholder Agreement."

  3.
  Section 1 shall be amended by inserting the following at the end of the definition of "Share Acquisition Date":

    "Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Share Acquisition Date shall not occur solely by reason of the execution of the Merger Agreement, the Top-Up Option Agreement or the Stockholder Agreement, the consummation of the Offer or the Merger, or the consummation of any other transaction contemplated by the Merger Agreement, the Top-Up Option Agreement or the Stockholder Agreement."

  4.
  Section 7(a)(i) shall be amended and restated in its entirety to read as follows:

    "(i) (x) immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger or (y) the Close of Business on March 20, 2005."

  5.
  (a)  This Amendment shall be deemed to be entered into under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

    (b)  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

  6.
  As amended hereby, the Agreement shall remain in full force and effect.

MUSICLAND STORES CORPORATION
By:	/s/ JACK W. EUGSTER Jack W. Eugster
Its	Chairman, Chief Executive Officer and President
WELLS FARGO BANK MINNESOTA, N.A.
By:	/s/ BEVERLY A. ROBINSON Beverly A. Robinson
Its	Account Manager

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AMENDMENT TO RIGHTS AGREEMENT